CURRENT REPORT FOR ISSUERS SUBJECT TO THE
                         1934 ACT REPORTING REQUIREMENTS


                                    FORM 8-K


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the Securities Exchange
                                  Act of 1934.


                        Date of Event: February 21, 2003
                        (date of earliest event reported)


                           Vector Holdings Corporation
                           ---------------------------
             (Exact name of registrant as specified in its charter)


                                     Nevada
         (State or other jurisdiction of incorporation or organization)



       000-17303                                          65-1021346
      -----------                                        ------------
(Commission File Number)                   (IRS Employer Identification Number)

        1959 South Power Road, Bldg. 103, Suite 158, Mesa, Arizona 85206
        ----------------------------------------------------------------
                    (Address of principal executive offices)

                                 (602) 762-8111
                                 --------------
              (Registrant's telephone number, including area code)





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ITEM 1. Changes in Control of Registrant

On February 21, 2003, Diversified Holdings X, Inc., a Utah corporation ("DHX") closed on a Stock Acquisition Agreement with Miami Venture Capital, Inc. and others in which DHX acquired 40,051,430 shares of the common stock of Vector Holdings Corporation, which represents 63% of all issued and outstanding common stock of the registrant and 1,254,857 shares of preferred stock of Vector Holdings Corporation, or 100% of all issued and outstanding shares of preferred stock of the Registrant. The consideration paid by DHX for the purchase of the sated interests in the Registrant was a one time cash payment of $25,000, which has been paid in full at the time of closing. Miami Venture Capital, Inc. through this transaction has sold all interests that it held in the stock of the Registrant.

The parties to the Stock Acquisition Agreement agreed that Allen Weintraub, former President of the Registrant, shall be employed by Vector Holdings
Corporation for a period of up to 18 months to assist the Registrant with its filings with the Securities and Exchange Commission in exchange for promised compensation for those services of $150,000 worth of common stock of the Registrant and if Mr. Weintruab is eligible to receive such shares to issue those shares pursuant to an S-8 registration statement.

DHX is a privately held Utah corporation of which Richard Surber is the sole officer, director and shareholder. The principal executive offices of the Registrant have been relocated to: 1959 South Power Road, Bldg. 103, Suite 158, Mesa, Arizona 85206.

On February 28, 2003, DHX consented to the appointment of Gino Carlucci as the President and Secretray of Vector. Gino Carlucci, 34, Graduated from Quinnipiac University with a Bachelor of Arts in Communication. Then attended law school at Ohio Northern University earning a Juris Doctorate with emphasis on constitutional law. Mr. Carlucci also serves as President and Director of G&G Capital, LLC, a real estate investment company since 1999. Mr. Carlucci also serves as President of NYC Entertainment, LLC, a promenade entertainment company since 1995.

The Registrant is currently a shell corporation and a majority owned subsidiary of DHX. Both DHX and the Registrant intend to pursue operations suitable for acquisition by the Registrant.


Vector Holdings Corporation


Signature                                            Date


/s/ Gino Carlucci                                    March 6, 2003
-----------------------------------
    Gino Carlucci
    as President and Director


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